Exhibit 99.1

River Valley Bancorp
Announces Earnings for the Quarter
Ended March 31, 2005

For Immediate Release
Wednesday, April 20, 2005

Madison, Indiana – April 20, 2005– River Valley Bancorp (NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2005.

Net income for the quarter was $515,251, a decrease of $93,808 or 15.4%, from the $609,059 reported for the quarter ended March 31, 2004. Net income for the quarter ended March 31, 2005 expressed as basic earnings per share was $0.33. For the same period in 2004, basic earnings per share was $0.38. For the quarter ended March 31, 2005, return on average assets was 0.68% and the return on equity was 9.13%.

Assets totaled $301.9 million as of March 31, 2005, an increase of $12.5 million, from year-end December 31, 2004, or a $49.9 million increase from balances reported on March 31, 2004. Net loans, including loans held for sale, were $230.9 million as of March 31, 2005, nearly unchanged from year-end 2004, but an increase of $31.6 million from March 31, 2004. Deposits totaled $177.5 million as of March 31, 2005, an increase of $7.0 million from December 31, 2004, or $9.0 million from the $168.5 million reported March 31, 2004.

“We continue to grow our variable priced loan portfolio. In the short-run it hurts our net interest income and margin, but it affords the prospect of higher profitability and limited exposure to interest rate risks in the longer-term. With the majority of our loan growth secured by real estate, our exposure to an economic downturn is also significantly lessened”, stated Matthew P. Forrester, president of River Valley Bancorp. The CEO further added, “I believe most financial institutions join us in dealing with lower fee income and increased third party professional expenses, but it is the prospect of continued growth that keep us from being mired in those realities and focused on the bigger picture.”

Equity as of March 31, 2005 was $22.5 million, or 7.5% as expressed as a percentage of assets. Book value per share of River Valley Bancorp stock was $14.20 as of March 31, 2005.

The last reported trade of “RIVR” stock on April 19, 2004 was at $20.99.

Selected Financial Information
(In thousands, unless otherwise noted)

	3 Months Ended 3-31-2005	3 Months Ended 3-31-2004

Assets	$301,851	$251,960
Net Loans, including
Loans held for sale	230,912	199,313
ALL	2,292	2,202
Deposits	177,499	168,502
Shareholders' Equity	22,498	22,549

Total Interest Income	$ 3,785	$ 3,208
Total Non Interest Income	575	620
Interest Expense	1,793	1,282
Non Interest Expense	1,615	1,468
Provision Loan Losses	72	102
Taxes	365	367
Net Income	515	609

ROAA	0.68%	0.97%
ROAE	9.13%	10.71%
Earnings per Basic Share	$ 0.33	$ 0.38
Diluted Earnings per Share	$ 0.31	$ 0.36

Contact:	Matthew P. Forrester - President, CEO River Valley Bancorp 812-273-4949